Exhibit 99.1

Chrysler Group LLC Reports November 2011 U.S. Sales Increased 45 Percent;

Best Year-Over-Year Sales Gain This Year

•	Retail sales increase 51 percent in November versus same month a year ago

•	November marks the 20th-consecutive month of year-over-year sales gains

•	Best November sales since 2007

•	Sixth-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge, and Ram Truck brands each post sales increases in November versus same month a year ago

•	Best November for Jeep brand sales since 2003

•	Jeep Grand Cherokee logs best sales month since August 2006; best November sales since 2005

•	Jeep Wrangler sets new sales record for month of November; sixth-consecutive monthly sales record this year

•	Jeep Compass sets new November sales record, its eighth-consecutive monthly sales record this year

•	Chrysler brand sales up 92 percent; highest percentage sales increase of all Chrysler Group brands

•	Best November sales for Chrysler brand since 2008

•	New Chrysler 200 mid-size sedan sales up 496 percent compared with sales of its predecessor a year ago

•	Best November sales for the Chrysler 300 since 2007

•	Dodge brand sales increase 43 percent; best November since 2007

•	New Dodge Charger sales increase 160 percent compared with same month a year ago

•	New 2012 Jeep Wrangler earns Residual Value Award in ‘Compact Utility’ category from ALG and Best Resale Value in its class by Kelley Blue Book’s kbb.com

•	Automobile Magazine names Dodge Charger sports sedan an “All-Star” for 2012

•	New 2012 Fiat 500 Abarth, the Italian high-performance car for everyday driving, debuts at Los Angeles Auto Show

•	2012 Fiat 500 earns ‘Car of the Year’ Award in the Compact Car category from the Hispanic Motor Press Association and 2012 Best Designed Car Award from Travel and Leisure Magazine

Auburn Hills, Mich., Dec. 1, 2011 – Chrysler Group LLC today reported U.S. sales of 107,172, a 45 percent increase compared with sales in November 2010 (74,152 units), and the best year-over-year sales gain this year.

Chrysler Group’s 45 percent sales increase was driven by retail sales that were up 51 percent. November was the sixth-consecutive month of sales gains of at least 20 percent. For the 10th month this year, Chrysler Group sales have beaten the average industry sales increase.

“With sales up 45 percent, November was another huge month for the Chrysler Group and our highest year-over-year sales gain of 2011,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “In addition to having eight Chrysler Group models recognized as Consumers Digest automotive ‘Best Buys’ for the 2012 model year, we also have picked up countless other vehicle awards this year which clearly are reflected in our sales success.”

The Chrysler 300 full-size and Chrysler 200 mid-size sedans significantly contributed to the group’s 45 percent increase in sales. Other models that made an impact include the Dodge Charger sports sedan, Dodge Avenger mid-size sedan, Dodge Durango full-size SUV, Jeep® Compass compact SUV, and the Jeep Grand Cherokee, the most-awarded SUV ever.

The Chrysler, Jeep, Dodge and Ram Truck brands each posted sales increases in November. The Chrysler brand’s 92 percent sales increase was the largest percentage gain of all the Chrysler Group brands and was its best November since 2008.

Chrysler Group finished the month with a 78-day supply of inventory (333,218 units). U.S. industry sales figures for November are projected at an estimated 13.8 million SAAR.

November 2011 U.S. Sales Highlights by Brand

Chrysler Brand

The Chrysler brand’s 92 percent sales increase in November represented the largest percentage increase of any Chrysler Group brand and its best November sales since 2008. Sales of the brand’s new sedans helped drive its 92 percent sales gain.

The new 2012 Chrysler 300 full-size sedan, featured in new television and print ads launched Thanksgiving week, posted a solid 215 percent sales increase compared with the same month a year ago. The new ads showcase Detroit and Chrysler’s resolve to ‘See It Through’ the rough times and celebrate a comeback. The 60-second television spot weaves the luxury, craftsmanship and best-in-class capabilities of the Chrysler 300 with the hard-working spirit and toughness of the people of Detroit. It was the best November for Chrysler 300 sales since 2007.

Sales of the new 2012 Chrysler 200 mid-size sedan increased 496 percent in November compared with sales of its predecessor the same month a year ago.

Jeep® Brand

Jeep brand sales were up 50 percent in November, the brand’s best November sales performance since 2003 and its 19th-consecutive month of year-over-year sales gains. All Jeep brand models posted sales gains in November, including a 23 percent increase in Jeep Grand Cherokee sales.

The new Jeep Compass logged the largest sales increase. Compass, offering unsurpassed 4x4 fuel economy and off-road capability in the compact-SUV segment, posted an imposing 887 percent sales increase in November, its eighth-consecutive monthly sales record this year. The Compass’ 887 percent increase was by far the largest year-over-year percentage sales gain of any Chrysler Group model in November.

Jeep Wrangler set another monthly sales record in November; the SUV’s sixth-consecutive monthly record this year. Not only were Wrangler sales up 41 percent in November, the most capable and recognized vehicle in the world also received the Residual Value Award in the “Compact Utility” category from ALG, the industry benchmark for residual values and depreciation data. The annual ALG Residual Value Awards recognize vehicles that are predicted to retain the highest percentage of their original price after a conventional three-year period. In addition, Kelley Blue Book’s kbb.com named Wrangler Best Resale Value in its class and, for the second consecutive year, one of the Top 10 cars with Best Resale Value.

Dodge Brand

The Dodge brand posted a 43 percent sales increase in November compared with the same month in 2010. The new 2012 Dodge Charger sports sedan and the new 2012 Dodge Avenger mid-size sedan each significantly contributed to the brand’s November increase. Sales of both Dodge models more than doubled compared with the same month a year ago. The Charger, the first domestic sport sedan to feature the state-of-the-art eight-speed automatic transmission, was named a 2012 “All-Star” by Automobile Magazine in November.

Sales of the Dodge Journey, America’s most versatile mid-size crossover, were up 38 percent in November while the Dodge Grand Caravan posted a 3 percent sales gain.

The new 2012 Dodge Durango, named “Car of the Month” for November by NADAguides, continues to garner awards and high praise from experts impressed with its best-in-class capability, style, spaciousness, interior craftsmanship and driving dynamics. The full-size SUV posted incremental sales of 3,947 units in November.

The special-edition 2012 Dodge Challenger SRT8 392 Yellow Jacket and 2012 Dodge Charger SRT8 Super Bee models made their public debut at the 2011 Los Angeles Auto Show in November.

Ram Truck Brand

Ram pickup truck sales increased 8 percent in November, its best November since 2007. The Ram Truck brand in November began offering a new Ram 1500 Crew Cab 4x4 Special Service package for law enforcement and other emergency agencies through Chrysler Group Fleet sales. The newest Ram model features a selection of severe-duty-adapted equipment available on the 2012 Ram 1500 and several unique features, including 100,000-mile sparkplugs and a larger oil cooler to protect the engine during the unforgiving stop-and-go operations associated with first responders.

One of the Ram Truck brand’s greatest innovations for the pickup truck – RamBox®, received the Automotive Innovation Award in November in the Body Exterior Category from the Society of Plastics Engineers for creative and ingenuous use of plastics in the automotive industry. RamBox is a segment-exclusive cargo management system that provides secure storage options for tradesmen, craftsmen, sportsmen, athletes and outdoorsmen.

November 2011 U.S. Sales Highlights

•	Chrysler brand sales (18,577 units) increased 92 percent in November versus the same month a year ago (9,664 units)

•	Sales of the Chrysler 200 (8,065 units) were up 496 percent compared with sales of the model’s previous generation (1,354 units) in November a year ago

•	Chrysler 300 sales (4,066 units) increased 215 percent versus the same month in 2010 (1,291 units)

•	Jeep brand sales (36,246 units) increased 50 percent compared with the same month last year (24,202 units)

•	Jeep Wrangler sales (9,225 units) were up 41 percent versus November 2010 (6,552 units)

•	Jeep Liberty sales (5,201 units) increased 53 percent compared with November sales a year ago (3,398 units)

•	Sales of the Jeep Compass (4,262 units) were up 887 percent versus the same month in 2010 (432 units)

•	Jeep Patriot sales (4,013 units) were up 46 percent compared with November 2010 (2,754 units)

•	Sales of the Jeep Grand Cherokee (13,545 units) increased 23 percent versus November a year ago (10,984 units)

•	Dodge brand sales (30,317 units) were up 43 percent in November compared with the same month last year (21,246 units)

•	Dodge Avenger sales (5,643 units) increased 102 percent versus November 2010 (2,800 units)

•	Dodge Charger sales (5,099 units) were up 160 percent compared with the same month last year (1,963 units)

•	Dodge Challenger sales (2,996 units) increased 20 percent versus November 2010 (2,497 units)

•	Dodge Journey sales (3,711 units) were up 38 percent compared with the same month a year ago (2,697 units)

•	Ram Truck brand sales (20,414 units) increased 7 percent versus November 2010 (19,040 units)

•	Chrysler Group truck sales (78,478 units) improved 29 percent compared with November 2010 (61,040 units)

•	Chrysler Group car sales (28,694 units) were up 119 percent versus November last year (13,112 units)

Chrysler Group LLC U.S. Sales Summary Thru November 2011

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	1,618	0	New	17,444	0	New
FIAT BRAND	1,618	0	New	17,444	0	New

200	8,065	35	New	77,820	97	New
Sebring	0	1,354	-100%	2,380	37,119	-100%
300	4,066	1,291	215%	31,143	35,613	-13%
PT Cruiser	0	441	-100%	1,328	8,960	-85%
Aspen	0	0	0%	0	30	0%
Town & Country	6,446	6,543	-1%	84,701	102,495	-17%
CHRYSLER BRAND	18,577	9,664	92%	197,372	184,314	7%

Compass	4,262	432	887%	43,454	15,519	180%
Patriot	4,013	2,754	46%	50,247	34,153	47%
Wrangler	9,225	6,552	41%	111,045	86,083	29%
Liberty	5,201	3,398	53%	60,523	44,555	36%
Grand Cherokee	13,545	10,984	23%	110,398	71,882	54%
Commander	0	82	-100%	105	8,036	-99%
JEEP BRAND	36,246	24,202	50%	375,772	260,228	44%

Caliber	1,202	3,154	-62%	33,632	42,680	-21%
Avenger	5,643	2,800	102%	57,807	47,413	22%
Charger	5,099	1,963	160%	62,878	73,192	-14%
Challenger	2,996	2,497	20%	36,250	33,461	8%
Viper	5	18	-72%	161	368	-56%
Journey	3,711	2,697	38%	50,445	44,747	13%
Caravan	6,053	5,899	3%	98,983	89,057	11%
Nitro	1,661	2,190	-24%	22,445	20,156	11%
Durango	3,947	28	13996%	46,891	211	22123%
DODGE BRAND	30,317	21,246	43%	409,492	351,285	17%

Dakota	449	834	-46%	11,748	12,018	-2%
Ram P/U	19,739	18,206	8%	218,750	176,411	24%
Cargo Van	226	0	New	517	0	New
Sprinter	0	0	0%	0	253	-100%
RAM BRAND	20,414	19,040	7%	231,015	188,682	22%

TOTAL CHRYSLER GROUP LLC	107,172	74,152	45%	1,231,095	984,509	25%

TOTAL CAR	28,694	13,112	119%	319,515	269,943	18%
TOTAL TRUCK	78,478	61,040	29%	911,580	714,566	28%

Selling Days	25	24		280	279